EX-99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 under the Securities Act of 1933, of our report dated December 18, 2015, relating to the financial statements and financial highlights of Madison Target Retirement 2020 Fund, Madison Target Retirement 2030 Fund, Madison Target Retirement 2040 Fund, and Madison Target Retirement 2050 Fund, four of the series of Madison Funds, appearing in the Annual Report on Form N-CSR of Madison Funds for the year ended October 31, 2015, and to the reference to us under the heading “Experts” in the Combined Proxy Statement for Madison Funds and Prospectus for the Goldman Sachs Target Date 2020 Portfolio, Goldman Sachs Target Date 2030 Portfolio, Goldman Sachs Target Date 2040 Portfolio, Goldman Sachs Target Date 2050 Portfolio, each a series of Goldman Sachs Trust II, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, IL

June 23, 2016